EXHIBIT 10.10

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of                                 (this “Agreement”), by and among [Chicken Acquisition Corp.], a Delaware corporation (the “Buyer”) and                                          (“Rollover Seller”).

R E C I T A L S

WHEREAS, the Buyer, the Sellers (including Rollover Seller), the Company Group and Sellers’ Representative have entered into an Stock Purchase Agreement, dated as of September 27, 2005 (the “Purchase Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to consummate the transactions contemplated therein (the “Transactions”); and

[WHEREAS, in connection with, and as an integral part of, the Transactions, Rollover Seller desires to exchange its right, title and interest in and to Shares held by Rollover Seller set forth on Schedule I hereto (the “Rollover Shares”) for              shares (the “Issued Shares”) of the Buyer’s common stock, par value $.01 per share (“Buyer Stock”) (the “Share Exchange”)]; and

[WHEREAS, in connection with, and as an integral part of, the Transactions, Rollover Seller [also] desires to exchange its right, title and interest in and to Stock Options held by Rollover Seller set forth on Schedule II hereto (the “Rollover Options”) for options to acquire              shares of the Buyer Stock (the “Issued Options”) (the “Option Exchange” )]

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Buyer and Rollover Seller hereby agree as follows:

1.	Closing.

(a)	Time and Place. The closing of the [Share Exchange] [and] [Option Exchange] (the “Exchange Closing”) shall occur substantially concurrently with and at the place of the Closing.

(b)	Termination. If the Purchase Agreement has been terminated pursuant to its terms, the obligations of the Buyer and Rollover Seller pursuant to this Agreement shall terminate without liability of either party to the other (other than as may be set forth in the Purchase Agreement).

(c)	[Share Exchange. Upon the terms and subject to the conditions set forth herein, at the Exchange Closing, Rollover Seller shall transfer to the Buyer the Rollover Shares in exchange for the Issued Shares.]

(d)	[Option Exchange. Upon the terms and subject to the conditions set forth herein, at the Exchange Closing, Rollover Seller agrees that each Rollover Option shall be cancelled and, in exchange therefor, shall receive the Issued Options.]

(e)	Stockholders Agreement. At the Exchange Closing, the Rollover Seller shall execute the Stockholders Agreement substantially in the form attached hereto as Exhibit A (the “Stockholders Agreement”).

(f)	Delivery. At or prior to, and in connection with, the Exchange Closing, (i) Rollover Seller shall deliver to the Buyer (A) the Stockholders Agreement, duly executed by Rollover Seller, and (B) evidence reasonably satisfactory to the Buyer of the transfer and exchange of the Rollover Shares to the Buyer and (ii) the Buyer shall deliver to Rollover Seller [[(A)] a certificate representing the Issued Shares registered in the name of Rollover Seller], [[(A)][(B)] a stock option agreement in the form attached hereto as Exhibit B representing the Issued Options (the “Stock Option Agreement”)] and (C) the Stockholders Agreement, duly executed by the Buyer.

2.	Conditions Precedent.

The obligation of the Buyer and Rollover Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in accordance with the Purchase Agreement) of the Buyer’s, on the one hand, and the Sellers’ and the Company Group’s, on the other hand, respective conditions to the Closing set forth in Article IX of the Purchase Agreement (other than such conditions that may only be satisfied at the Closing).

3.	Further Assurances.

Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

4.	Representations and Warranties

(a)	Rollover Seller represents and warrants as follows:

(i)

Binding Agreement. Rollover Seller has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Rollover Seller has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Rollover Seller, enforceable against Rollover Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(ii)	No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of the Rollover Seller’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which Rollover Seller is a party, or result in the creation of a Lien with respect to Rollover Seller’s Rollover Shares, if any, or Rollover Options, if any, or (b) require any consent, authorization or approval of any other person or any entity or Government Entity, or (c) violate or conflict with any Judgment applicable to the Rollover Seller or Rollover Seller’s Rollover Shares, if any, or Rollover Options, if any, or the Issued Shares, if any, or Issued Options, if any, to be received by the Rollover Seller hereunder.

(iii)

Securities Laws Matters. Rollover Seller acknowledges receipt of advice from Buyer that (i) the Issued Shares, if any, and Issued Options (and any shares of Buyer Common Stock acquired on exercise of the Issued Options (“Exercise Shares”)), if any, have not been registered under the Securities Act of 1933 (the “Act”) or qualified under any state securities or “blue sky” or non U.S. securities laws, (ii) it is not anticipated that there will be any public market for any shares of Buyer Common Stock, (iii) any shares of Buyer Common Stock must be held indefinitely and Rollover Seller must continue to bear the economic risk of the investment in the shares of Buyer Common Stock unless such shares are subsequently registered under the Act and such state or non U.S. securities laws or an exemption from such registration is available, (iv) Rule 144 promulgated under the Act (“Rule 144”) is not presently available with respect to sales of any shares of Buyer Common Stock and Buyer has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if any shares of Buyer Common Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, (vi) if the exemption afforded by Rule 144 is not available, public sale of the shares of any shares of Buyer Common Stock without registration will require the availability of an exemption under the Act, (vii) restrictive legends in the form set forth in the Stockholders Agreement shall be placed on the certificate representing the shares of any shares of Buyer Common Stock issued to Rollover Seller and (viii) a notation shall be made in the appropriate records of the Buyer indicating that the shares of any such shares are subject to restrictions on transfer and, if Buyer should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to any such shares.

(iv)	Accredited Investor. Rollover Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Act.

(v)	Shareholder’s Experience. (A) Rollover Seller’s financial situation is such that Rollover Seller can afford to bear the economic risk of holding the Issued Shares, if any, and Issued Options ( and any Exercise Shares), if any, for an indefinite period of time, (B) Rollover Seller can afford to suffer complete loss of his investment in the Issued Shares, if any, and Issued Options ( and any Exercise Shares) and (C) the Rollover Seller’s knowledge and experience in financial and business matters are such that Rollover Seller is capable of evaluating the merits and risks of Rollover Seller’s investment in the Issued Shares, if any, and Issued Options ( and any Exercise Shares).

(vi)	Access to Information. Rollover Seller represents and warrants that Rollover Seller has been granted the opportunity to ask questions of, and receive answers from, representatives of Buyer concerning the terms and conditions of the [Share Exchange][and] [Option Exchange] and to obtain any additional information that Rollover Seller deems necessary to verify the accuracy of the information so provided.

(vii)

Investment Intent. Rollover Seller is acquiring the Issued Shares, if any, and Issued Options (and Rollover Seller will acquire any Exercise Shares), if any, solely for Rollover Seller’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Rollover Seller agrees that Rollover Seller will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the shares of (or options to acquire) Buyer Common Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any shares of Buyer Parent Common Stock), except in compliance with (i) the Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this

Agreement, any applicable Stock Option Agreement and the Stockholders Agreement, as applicable.

(b)	Representations and Warranties of Buyer. Buyer represents and warrants as follows:

(i)	Corporate Form. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has (and, immediately following the Effective Time, will have) all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

(ii)	Corporate Authority, etc. Buyer has (and, immediately prior to the Closing Date, will have) all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder and to carry out the transactions contemplated hereby and Buyer has (and, immediately prior to the Closing Date, will have) all requisite corporate power and authority to issue the securities issued to Rollover Seller hereunder.

(iii)	Actions Authorized. Buyer has taken all corporate actions necessary to authorize it to enter into this Agreement and, prior to the Closing Date, will have taken all corporate actions necessary to authorize it to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Rollover Seller, constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(iv)	No Conflicts. Other than as provided for in the Purchase Agreement and the disclosure schedules thereto, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, by Buyer will conflict with the certificate of incorporation or the by-laws of Buyer or result in any breach of, or constitute a default under any contract, agreement or instrument to which Buyer is a party or by which it or any of its respective assets is bound.

(v)	Securities issued to Trimaran. As of the Closing, [ ] shares of Buyer Common Stock will be issued and outstanding (after giving effect to the transactions contemplated by the Purchase Agreement and the exchange agreements entered into by the Rollover Sellers (as defined in the Purchase Agreement)). The only class or type of equity in Buyer issued by Buyer to Trimaran Pollo Partners, L.L.C. and its affiliates as of the Closing are shares of Buyer Common Stock.

5.	Miscellaneous.

(a)	Amendments and Modifications; Waivers. This Agreement may be amended, modified or supplemented, and any provision hereof may be waived, at any time only by an instrument in writing duly executed by the Buyer and Rollover Seller. At any time prior to the Closing, the Buyer, with respect to any term or provision hereof to which it is entitled to the benefits, and Rollover Seller, with respect to any term or provision hereof to which Rollover Seller is entitled to the benefits, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any obligation, covenant, agreement or condition contained herein.

(b)	Effectiveness; Entire Agreement; Assignment. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Buyer and Rollover Seller. The Purchase Agreement, the Related Documents and this Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof. This Agreement shall not be assigned by operation of Law or otherwise; provided, however, that the Buyer may assign its rights and obligations to any Affiliate of the Buyer (unless to do so would restrict or delay the consummation of the transactions contemplated by this Agreement), but no such assignment shall relieve the Buyer of its obligations hereunder. Notwithstanding the foregoing, the Buyer may assign its rights hereunder for collateral purposes only, to any of the Buyer’s financing sources that originally provides financing in connection with the transactions contemplated by this Agreement and the Purchase Agreement (or any such financing sources’ successors or permitted assigns and any other secured lenders that may refinance any such financings), provided that no such assignment shall relieve the Buyer of its obligations hereunder.

(c)

Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflict or choice of Law (other than Section 5-1401 of the New York General Obligations Law).

(d)	Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at Law or in equity.

(e)	Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when received, if delivered personally, (ii) when transmitted, if by facsimile (which is confirmed) (iii) upon receipt, if by registered or certified mail (postage prepaid, return receipt requested) or (iv) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail, to the relevant parties hereto at the following addresses:

If to the Buyer, to:

Chicken Acquisition Corp.

c/o Trimaran Fund Management, L.L.C.

622 Third Avenue, 35th Floor

New York, New York 10017

Attention: Steven A. Flyer

Facsimile: (212) 885-4350

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention: Eileen T. Nugent, Esq.

                  Thomas W. Greenberg, Esq.

Facsimile: (212) 735-2000

If to Rollover Seller, to:

[Rollover Seller]

[Address]

Attention:

Facsimile:

With copies to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10022

Attention: Gregory A. Gilbert

Facsimile: (212) 326-2061

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(g)	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a valid and enforceable provision as similar in terms and commercial effect to such invalid or unenforceable provision as shall be possible.

(h)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Any Person who is a beneficiary of any of the aforementioned provisions shall be entitled to enforce his rights thereunder.

(i)	Interpretation. Except as otherwise provided herein, no reference in this Agreement to “reasonable best efforts” or “all reasonable efforts” shall require a Person obligated to use such efforts to incur out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation or to consent generally to service of process in any jurisdiction. As used herein, the term “including” shall mean “including without limitation.”

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IN WITNESS WHEREOF, the parties hereto have duly executed this Exchange Agreement as of the date first above written.

ROLLOVER SELLER:

By:
Name:
Title:

BUYER:

CHICKEN ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

Stockholders Agreement

EXHIBIT B

Stock Option Agreement

[Options Fully Vested]

Term of Options not less than [            ]